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                                                                     EXHIBIT 5.1

                   [WALLER LANSDEN DORTCH & DAVIS LETTERHEAD]

                                December 30, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:    Psychiatric Solutions, Inc.
                         Registration Statement on Form S-3

Ladies and Gentlemen:

         We are acting as counsel to Psychiatric Solutions, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission registering the resale of up to 4,932,932 shares (the "Shares") of common stock, $.01 par value per share, of the Registrant to be sold by certain selling stockholders of the Registrant. The Shares include 4,891,502 shares (the "Series A Shares") issuable upon conversion of the Registrant's series A convertible preferred stock in accordance with that certain Stock Purchase Agreement, dated January 6, 2003, between the Registrant and certain of the selling stockholders (the "Agreement").

         In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all document submitted to us as certified or photostatic copies.

         Based upon the foregoing, we are of the opinion that (i) the Series A Shares will be, when issued upon conversion of the series A convertible preferred stock in accordance with the provisions of the Agreement, validly issued, fully paid and non-assessable; and (ii) the Shares (other than the Series A Shares) are validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                        Very truly yours,



                                        Waller Lansden Dortch & Davis,
                                        A Professional Limited Liability Company